Exhibit 10.20.7.1
Summary of Strategic Goal RSUs
On Oct. 26, 2009, the People and Compensation Committee (the “Committee”) of the Board of Directors of Monsanto Company (the “Company”) granted strategic performance goal restricted stock units (“strategic goal RSUs”) to certain of the executive officers named in the compensation table in Monsanto’s proxy statement dated Dec. 1, 2008 (the “Named Executive Officers”) and other executive team members. The following chart shows the initial number of strategic goal RSUs granted to each of the Named Executive Officers:

Name	Initial Number of Units[1]
Hugh Grant	79,580
Terrell K. Crews[2]	N/A	[2]
Brett D. Begemann	15,920
Carl M. Casale	18,040
Robert T. Fraley, Ph.D.	26,530

[1]	The actual number of units that may vest can range from 0% to 200% of the initial number of units, depending upon continued employment and the achievement of specified performance goals.

[2]	Mr. Crews will retire from the Company effective Nov. 30, 2009.
Strategic goal RSUs represent the right to receive a specified number of shares of the Company’s common stock if and to the extent the strategic goal RSUs vest. Vesting of the grants is subject to:
•	the Company’s attainment of specified strategic performance criteria relating to cumulative gross profit for SmartStaxTM Corn during the designated performance period (Sept. 1, 2009 through Aug. 31, 2012), cumulative gross profit for Roundup Ready 2 Yield® Soybeans during the designated performance period (Sept. 1, 2009 through Aug. 31, 2012) and commercialization of Drought 1 Corn by Aug. 31, 2012; and

•	the officer’s continued employment during the designated service period (Sept. 1, 2009 through Aug. 31, 2013); or

•	vesting upon a change of control of the Company, based on the target number of units, in the case of a change of control during the performance period, or the number of units earned, in the case of a change of control following the performance period. A “change of control” generally means: (i) any other person or entity acquires beneficial ownership of 20% or more of the Company’s outstanding common stock or the combined voting power over the Company’s outstanding voting securities; (ii) the incumbent directors, as defined in the agreements, cease for any reason to constitute at least a majority of the Board of Directors; (iii) the completion of certain corporate transactions including a reorganization, merger, statutory share exchange, consolidation or similar transaction, a sale or other disposition of all or substantially all of the Company’s assets, or the acquisition of assets or stock of another entity, subject to certain exceptions; or (iv) the Company’s shareowners approve a complete liquidation or dissolution. The terms and conditions provide for single-trigger vesting given that it is unlikely that the pre-set performance metrics would be appropriate after the change of control. In the case of involuntary termination of employment without cause, or death or disability, the participant would vest in either (1) a pro-rata portion of units earned, if the performance goal is met, in the case of termination during the performance period, or (2) the number of units earned based on the performance goal, in the case of termination following the performance determination.
After the end of the three-year performance period, the Committee determines performance against the goal the committee established for purposes of Code Section 162(m) prior to the start of the performance period. If the Code Section 162(m) performance goal is met, all units earned are fully deductible by the Company. If the Code Section 162(m) performance goal is not met, all units are forfeited. For the strategic goal RSU grants, the Company must have positive Net Income for the Sept. 1, 2009 through Aug. 31, 2012 performance period. “Net Income” means gross profit (i) minus (a) sales, general and administrative expenses, (b) research and development expense, (c) amortization, (d) net interest expense, and (e) income taxes and (ii) plus or minus other income and expense, all as reported in the Company’s financial statements, but excluding positive or negative effects of (1) restructuring charges and reversals, (2) the outcome of lawsuits, (3) research and development write-offs on acquisitions, (4) impact of liabilities, expenses or settlements related to Solutia, Inc. or agreements associated with a Solutia, Inc. plan of reorganization, (5) unbudgeted business sales and divestitures and (6) the cumulative effects of changes in accounting methodology made after Aug. 31, 2009.
If the Code Section 162(m) performance goal is met, the Committee considers a corresponding portion of the units initially awarded to each officer, from zero to 200%, as eligible for vesting based on the Company’s attainment of the specified strategic goals during the performance period and the executive’s employment during the service period. If the Company achieves between the threshold and target level for a goal, up to 50% of the units will be forfeited. If the Company achieves target, 100% of the units will be eligible for vesting, and if the Company exceeds target, up to 200% of the units will be eligible for vesting.
Any strategic goal RSUs eligible for vesting will then vest and be delivered in shares of Company stock if the officer meets the additional one-year service requirement.
The strategic goal RSUs are settled by delivery of the appropriate number of shares of our common stock at the time of vesting.
The foregoing summary of the terms and conditions of the strategic goal RSUs is qualified in its entirety by reference to the full text of the Form of Terms and Conditions of Strategic Performance Goal Restricted Stock Units Grant Under the Monsanto Company 2005 Long-Term Incentive Plan, as approved by the People and Compensation Committee of the Board of Directors on Oct. 26, 2009, filed as Exhibit 10.20.7 to this Form 10-K and incorporated by reference herein.
The Company intends to provide additional information regarding other compensation awarded to the Named Executive Officers in respect of and during the 2010 fiscal year in the proxy statement for its 2010 annual meeting of shareowners, which proxy statement is expected to be filed with the Securities and Exchange Commission in December 2009.